Ex. 99.28(d)(41)(vii)

Amendment to Amended and Restated

Investment Sub-Advisory Agreement By and Between

Jackson National Asset Management, LLC and

Neuberger Berman Investment Advisers LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Neuberger Berman Investment Advisers LLC, (formerly, Neuberger Berman Fixed Income LLC), a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 30th day of April, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of the JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the redomiciliation of the JNL/Neuberger Berman Commodity Strategy Fund (formerly a series of the Jackson Variable Series Trust) into a new Fund of the Trust, effective April 27, 2020.

Whereas, the Parties have agreed to amend the Agreement to add the JNL/Neuberger Berman Commodity Strategy Fund and its fees and to amend the Section 3. “Management.” of the Agreement, effective April 27, 2020:

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Sub-paragraph a) after “The Adviser and Sub-Adviser each further agree that:” in Section 3. “Management.” is hereby deleted and replaced in its entirety, with the following:

a)	with respect to each Fund where the Adviser is not excluded from the definition of a commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5, the Adviser (i) represents that the Fund is a “qualified eligible person” (“QEP”), as defined in CFTC Rule 4.7 (“CFTC Rule 4.7”), (ii) consents, on behalf of the Fund, to the Fund being treated as an “exempt account” under CFTC Rule 4.7, and (iii) will promptly notify the Sub-Advisor if the Fund ceases to be a QEP. The assets of the Fund may be invested in commodity interests, including futures contracts, options on futures contracts and swaps, and the Trust, on behalf of the Fund, consents to the Sub-Adviser’s use of the alternate disclosure and recordkeeping standards under CFTC Rule 4.7 with respect to such commodity interest trading by the Fund;

2.	Sub-paragraph d) after “The Adviser and Sub-Adviser each further agree that:” in Section 3. “Management.” is hereby deleted and replaced in its entirety, with the following:

d)	with respect to each Fund where the Adviser is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5, (i) the Adviser has filed the notice required by CFTC Regulation 4.5(c) with respect to the Fund, will re-file such notice annually as required, and will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5); and (ii) the Sub-Adviser is a commodity trading advisor and that, although the Sub-Adviser is registered as a commodity trading advisor with the CFTC, the Sub-Adviser is relying on the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Fund, the Sub-Adviser has filed the notice required under CFTC Regulation 4.14(a)(8) and the Sub-Adviser will re-file such notice annually as required;

3.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

4.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

5.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

CFTC Disclosure. In lieu of a disclosure document ordinarily required under Part 4 of the regulations of the CFTC, the Sub-Adviser is required to advise the Adviser of the following:

“PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.”

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2020.

Jackson National Asset Management, LLC		Neuberger Berman Investment Advisers LLC

By:	/s/ Emily J. Bennett	By:	/s/ Joseph F. Quirk
Name:	Emily J. Bennett	Name:	Joseph F. Quirk
Title:	Assistant Vice President	Title:	Managing Director – Intermediary Sales

Schedule A

Dated April 27, 2020

Funds
JNL/Neuberger Berman Commodity Strategy Fund
JNL/Neuberger Berman Strategic Income Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

JNL/Neuberger Berman Commodity Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/Neuberger Berman Strategic Income Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	0.20%
$200 Million to $750 Million	0.15%
Amounts over $750 Million	0.12%

B-1